SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 9, 2026 (the “Effective Date”), between AppFolio, Inc., a Delaware corporation (the “Company”), and William Shane Trigg (the “Executive”). W I T N E S S E T H WHEREAS, the Executive is party to that certain Amended and Restated Employment Agreement by and between the Company and the Executive, dated as of March 1, 2023 (the “Prior Agreement”); WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein; and WHEREAS, the Company desires to continue to employ the Executive to render services to it and the Executive desires to continue to be employed by and render services to the Company, in each case, on the terms set forth in this Agreement. NOW, THEREFORE, the parties hereto agree as follows: 1. Employment Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of the Effective Date. The Executive’s employment may be terminated in accordance with Sections 8 and 9 herein. The period of time between the Effective Date and the termination of the Executive’s employment is the “Employment Term”. 2. Position and Duties. (a) During the Employment Term, the Executive will continue to serve as the Chief Executive Officer and President of the Company, reporting to the Company’s Board of Directors (the “Board”). In this capacity, the Executive will have the duties, authorities and responsibilities as are consistent with that position. (b) The Executive will continue to serve on the Board and, during the Employment Term, the Company shall use reasonable best efforts to cause the Executive to be nominated for re-election to the Board. (c) During the Employment Term, the Executive shall continue to devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company. Notwithstanding the foregoing, the Executive may, subject to the Company’s policies, practices and procedures: (i) serve on the boards of directors of non-profit organizations and, in a manner consistent with the Company’s applicable policies and procedures and practices, other for-profit companies; (ii) participate in charitable, civic, educational, professional, community or industry affairs; and (iii) manage the Executive’s passive personal investments; provided that in each case of clauses (i)-(iii), so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties under this Agreement or create a potential business or fiduciary conflict. (d) During the Employment Term, the Executive’s principal place of employment will be the Company’s headquarters in Santa Barbara, California; provided that the Executive understands and agrees that the Executive will be required to travel from time to time for business purposes. 3. Base Salary. During the Employment Term, the Company will pay the Executive a base salary at an annual rate of $570,000 in accordance with the Company’s regular payroll practices. The base salary is subject to annual review by the Board for increase (and not decrease). The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement. 4. Corporate Bonus Program. For each fiscal year of the Company completed during the Employment Term, the Executive will be eligible to earn an annual bonus under the Company’s Corporate Bonus Program based on a target bonus opportunity of 100% of the Base Salary (with greater or lesser amounts paid for performance above and below target) (each annual bonus, an “Annual Bonus”). The Annual Bonus is subject to the Board’s approval and, if required by the Board, the Executive’s execution of any applicable participation agreement under the Corporate Bonus Program. In each case, the Annual Bonus will be subject to the terms and conditions of this Section 4 and the applicable plan documents. The performance criteria for any particular year shall be determined by the Board (or a committee thereof), after consultation with the Executive, no later than sixty (60) days after the commencement of the relevant year. The Board shall have the sole discretion to determine the extent that performance criteria have been met and the amount of the Executive’s resulting Annual Bonus.

5. [Reserved]. 6. Equity Awards. Subject to the Board’s approval of the equity awards described below, the Executive will be eligible to receive the following incentive equity awards: (a) 2026 Equity Awards. Within thirty (30) days of the Effective Date, the Executive will receive (i) a one-time award of RSUs (as defined below) covering a number of Shares having an aggregate value of approximately $5 million, determined in accordance with the Company’s standard practices, and (ii) a one-time award of PRSUs (as defined below) covering a number of Shares having an aggregate value of approximately $4.479 million at target, determined in accordance with the Company’s standard practices (such RSUs and PRSUs, the “2026 Equity Awards”). The 2026 Equity Awards will be subject to the terms and conditions of the applicable equity plan and award grant agreements provided to other senior executives of the Company. (b) Annual RSU Awards. For each of fiscal years 2027, 2028, 2029 and 2030, the Executive will receive an award of RSUs covering a number of Shares having an aggregate value of approximately $5 million, determined in accordance with the Company’s standard practices (the “Annual RSU Award(s)”). The Annual RSU Awards will be subject to the terms and conditions of the applicable equity plan and award grant agreements as approved by the Board, which shall be no less favorable in the aggregate than the terms of similar equity-based awards provided to other senior executives of the Company. The Company will use its best efforts to obtain approval by the Board for the grant for each Annual RSU Award at substantially the same time equity-based incentive awards are granted to other senior executives of the Company, but in all events during the first fiscal quarter of each year. (c) Annual PRSU Awards. For each of the fiscal years 2027, 2028, 2029 and 2030, the Executive will receive an award of PRSUs covering a number of Shares having an aggregate value equal to: (i) The Company’s income from operations as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending one year prior to the date of grant (“GAAP Operating Income”); plus (ii) Interest income, net, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending one year prior to the date of grant; multiplied by (iii) 2.5%; multiplied by

(iv) one (1) plus the quotient of (a) the number of “Weighted average common shares outstanding, diluted” as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending two years prior to the date of grant minus the number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending one year prior to the date of grant, divided by (b) the number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending two years prior to the date of grant. Appendix A to this Amendment provides a sample calculation of the Annual PRSU Award(s). The Annual PRSU Awards will be subject to the terms and conditions of the applicable equity plan and award grant agreements approved by the Board in a form similar to those provided to other senior executives of the Company. The Company will use its best efforts to obtain approval by the Board for each grant of Annual PRSU Award. Further, each such award shall be granted at substantially the same time performance equity-based incentive awards are granted to other senior executives of the Company, but in all events during the first fiscal quarter of each year. On or after January 1, 2029, at the reasonable request of either party, the Executive and the Company shall meet to negotiate in good faith whether to amend the definition of Operating Income to include taxes; provided, however, that such definition shall not be amended without the written consent of both the Company and the Executive. 7. Employee Benefits. (a) Benefit Plans; Vacation. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan adopted by the Company for the benefit of its executive employees, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided under this Agreement. The Executive shall be entitled to the same vacation policy for executive employees of the Company as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. (b) Business Expenses. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement, including reasonable travel costs and expenses incurred in connection with the

Executive’s commute to the Company’s headquarters, in accordance with the Company’s expense reimbursement policy. (c) Reimbursement of Legal Fees. Upon presentation of appropriate invoices, the Company will pay directly to the Executive’s counsel up to $10,000 for reasonable legal fees incurred by the Executive in negotiating, preparing and executing this Agreement, which fees shall be paid within forty-five (45) days following the Company’s receipt of the aforementioned invoices, which may be redacted to preserve the attorney-client privilege. 8. Termination. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur: (a) Disability. Immediately upon written notice by the Company to the Executive or the Executive to the Company of termination due to Disability. (b) Death. Automatically upon the date of death of the Executive. (c) Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. (d) Without Cause. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability). (e) Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason. (f) Without Good Reason. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date). 9. Consequences of Termination. (a) Death; Disability. In the event that the Executive’s employment and/or the Employment Term ends on account of the Executive’s death or Disability, the Company shall pay or provide to the Executive or the Executive’s estate, as the case may be: (i) the Accrued Benefits (as defined below);

(ii) an amount equal to the Executive’s Base Salary, payable in equal installments in accordance with the Company’s normal payroll practices for a period of twelve (12) months following such termination; (iii) payment of any earned but unpaid Annual Bonus for the prior completed fiscal year, payable at substantially the same time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 following the year in which such termination occurs (“Earned but Unpaid Bonus”); (iv) a pro-rated portion of the Annual Bonus for the fiscal year in which such termination occurs, with such pro-rated portion determined based on the number of days the Executive was employed by the Company during such year, and the achievement of the applicable performance criteria determined in the discretion of the Board as of the date of such termination based on forecasted results (but no greater than target-level performance), payable on the first regularly scheduled pay period following the sixtieth (60th) day following such termination (the “Pro-Rated Bonus”); (v) subject to the Executive’s (or his surviving dependents’) valid and timely election to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment of COBRA premiums (through premium reimbursement or direct payment to the insurer) (“COBRA Premiums”) until the earlier of (A) eighteen (18) months following the date of such termination and (B) the date that the Executive first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA. In the event that the Company’s payment or reimbursement of the Executive’s COBRA premiums would cause the Company to incur any penalties under the Section 2716 of the Public Health Services Act or any regulations or guidance issued thereunder (the “PHSA”), the Company and the Executive both agree to negotiate in good faith to provide a similar benefit in a manner that would not cause the Company to incur such penalties (including but not limited to making these payments or reimbursements on an after tax basis); and (vi) the Death/Disability Equity Award Treatment. Notwithstanding any provision of this Agreement to the contrary, payment of the Severance Benefits upon termination of employment due to Disability shall be contingent on the Executive’s timely and continued compliance with the provisions of Sections 10 and 11 of this Agreement.

(b) Termination for Cause or Voluntary Termination by the Executive. If the Executive’s employment is terminated: (x) by the Company for Cause, or (y) by the Executive without Good Reason, then the Company shall pay to the Executive the Accrued Benefits. (c) Termination Without Cause or Resignation for Good Reason. Contingent on the Executive’s timely and continued compliance with the terms and conditions of Sections 10 and 11 of this Agreement, if the Executive’s employment by the Company is terminated by the Company other than for Cause (excluding due to the Executive’s death or Disability) or by the Executive for Good Reason, in addition to the Accrued Benefits, the Company shall pay or provide the Executive with the following: (i) an amount equal to the Executive’s Base Salary, payable in equal installments in accordance with the Company’s normal payroll practices for a period of eighteen (18) months following such termination; (ii) payment of any Earned but Unpaid Bonus, payable at substantially the same time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 following the year in which such termination occurs; (iii) the Pro-Rated Bonus, payable on the first regularly scheduled pay period following the sixtieth (60th) day following such termination; (iv) subject to the Executive’s valid and timely election to receive continuation coverage pursuant to COBRA, payment of COBRA premiums (through premium reimbursement or direct payment to the insurer) until the earlier of (A) eighteen (18) months following the date of such termination and (B) the date that the Executive first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA. In the event that the Company’s payment or reimbursement of the Executive’s COBRA premiums would cause the Company to incur any penalties under the Section 2716 of the Public Health Services Act or any regulations or guidance issued thereunder (the “PHSA”), the Company and the Executive both agree to negotiate in good faith to provide a similar benefit in a manner that would not cause the Company to incur such penalties (including but not limited to making these payments or reimbursements on an after tax basis); and (v) the Qualifying Termination Equity Award Treatment. Notwithstanding the foregoing, any such payment scheduled to occur pursuant to this Section 9(c) is subject to delayed payment under Section 10 of this Agreement and, to the extent applicable, Section 22(c) of this Agreement. In the event that the Executive is eligible for the payments and benefits under Section 9(d) below, the Executive will not also be eligible for the payments and benefits under this Section 9(c). (d) Corporate Transaction. If the Executive’s employment by the Company (or its successor) is terminated by the Company (or its successor) other than for Cause or by the Executive for Good Reason on or within ninety (90) days prior or eighteen (18) months following the consummation of a Corporate Transaction (as defined below), the Company shall pay or provide the Executive with the following, subject to the Executive’s compliance with the Executive’s obligations under Sections 10 and 11: (i) an amount equal to the Executive’s Base Salary (but not as an employee), payable in equal installments in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months following such termination; (ii) payment of any Earned but Unpaid Bonus, payable at substantially the same time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 following the year in which such termination occurs; (iii) Two times the full amount of the Executive’s Annual Bonus for the fiscal year in which termination occurs, with the amount based on achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance), payable on the first regularly scheduled pay period following the sixtieth (60th) day following such termination; (iv) subject to the Executive’s valid and timely election to receive continuation coverage pursuant to COBRA, payment of COBRA premiums (through premium reimbursement or direct payment to the insurer) until the earlier of (A) eighteen (18) months following the date of such termination and (B) the date that the Executive first becomes eligible to obtain group health insurance through another employer or otherwise ceases to be eligible for continuation coverage under COBRA. In the event that the Company’s payment or reimbursement of the Executive’s COBRA premiums would cause the Company to incur any penalties under the Section 2716 of the Public Health Services Act or any regulations or guidance issued thereunder (the “PHSA”), the Company and the Executive both agree to negotiate in good faith to provide a similar benefit in a manner that would not cause the Company to incur such penalties (including but not limited to making these payments or reimbursements on an after tax basis); and

(v) (i) all outstanding RSU and PRSU awards held by the Executive as of the applicable termination date shall become immediately fully-vested effective as of immediately prior to such termination, with the level of performance achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance), and (ii), if such termination occurs prior to January 1, 2028, all outstanding and unvested Option awards held by the Executive (including the Initial Options) that would have vested on or prior to December 31, 2027 under their original vesting schedule if the Executive had continuously been employed until such date shall immediately vest as of the date of such Qualifying Termination; and the vested portion of all outstanding Option awards held by the Executive (including any portion that vests pursuant to this clause (ii) shall remain exercisable until the earlier of (A) eighteen (18) months following the date of such Qualifying Termination and (B) the original expiration date of such Option awards. If the outstanding equity awards held by the Executive as of immediately prior to the consummation of a Corporate Transaction are not assumed or substituted for fair value upon such Corporate Transaction, such equity awards shall become immediately fully-vested and exercisable effective as of immediately prior to such Corporate Transaction. (e) Resignation From All Other Positions. Generally, upon any termination of the Employment Term, the Executive will promptly resign, and will be deemed to have automatically resigned, from all positions, if any, that the Executive holds as a member of the Board (including any committees), officer, director, manager or fiduciary of the Company or any of its affiliates or subsidiaries. The Executive will take all actions reasonably requested by the Company to give effect to this Section 9(e). (f) Continued Board Service. Notwithstanding any contrary provision in this Section 9, if (i) the Board requests in writing that the Executive remain a member of the Board after termination, and (ii) the Executive agrees to remain a member of the Board after termination, then, regardless of the reason for termination, the Executive’s outstanding and unvested RSU awards granted and pro-rated PRSU awards based on the number of days of the year served by the Executive prior to termination (the “Pre-Termination Awards”) shall not be forfeited but shall remain eligible to vest during the Executive’s continued service on the Board. Notwithstanding any contrary vesting schedule in the applicable RSU or PRSU award grant agreement, only the portion of the Pre-Termination Awards that would otherwise vest in each of the following calendar years shall vest as follows: Year 1: 100% of the Pre-Termination Awards that would have otherwise vested in the year following termination had the Executive remained employed;

Year 2: 50% of the Pre-Termination Awards that would have otherwise vested in the second year following termination had the Executive remained employed; Year 3: 25% of the Pre-Termination Awards that would have otherwise vested in the third year following termination had the Executive remained employed; and Year 4: 12.5% of the Pre-Termination Awards that would have otherwise vested in the fourth year following termination had the Executive remained employed. Thereafter, any remaining Pre-Termination Awards that do not vest pursuant to the foregoing shall be forfeited. The continued vesting set forth in this Section 9(f) shall be in addition to all other rights and payments of the Executive under this Section 9, including any accelerated vesting. The Executive will not receive separate equity awards for the Executive’s service on the Board pursuant to any Company director compensation program while the Pre-Termination Awards remain outstanding and vesting pursuant to this Section 9(f), but, for the avoidance of doubt, will receive any applicable cash awards under such director compensation program. In the event the Executive’s service on the Board is terminated by the Company without Cause, all Pre- Termination Awards which otherwise would have vested during the twelve (12) month period following the date of such termination of service shall immediately vest as of the effective date of such termination. (g) Exclusive Remedy. The amounts payable to the Executive following termination of employment and the Employment Term pursuant to Section 9 shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates. The Executive acknowledges that such amounts are fair and reasonable and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment or any breach of this Agreement. 10. Release; Continued Compliance. Other than the accrued benefits, any and all amounts payable and benefits or additional rights provided upon termination of employment pursuant to this Agreement beyond the Accrued Benefits pursuant to Section 9(c) or 9(d) (the “Severance Benefits”) shall be payable if and only if the Executive delivers to the Company, and does not revoke, a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Notwithstanding any provisions of this Agreement to the contrary, any Severance Benefits that would otherwise be scheduled for payment during the sixty (60) day consideration period under the general release shall not be paid until the first payroll period that occurs sixty (60) days after the date of termination of the Executive’s employment with the Company. During such time that the Executive is receiving the Severance Benefits, if (a) prior to the date of the consummation of a Corporate Transaction, the Company discovers grounds constituting Cause existed before the

Executive’s termination of employment (as determined within twelve (12) months following the date of the Executive’s termination of employment) or (b) the Executive materially breaches any of the restrictive covenants set forth in this Agreement or the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B or the Fair Competition and Proprietary Information Protection Agreement attached to this Agreement as Exhibit C, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited and any previously paid Severance Benefits shall be repaid by the Executive to the Company. 11. Restrictive Covenants. (a) Employee Proprietary Information and Invention Assignment Agreement; Fair Competition and Proprietary Information Protection Agreement. The Executive acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the Employee Proprietary Information and Invention Assignment Agreement and the Fair Competition and Proprietary Information Protection Agreement attached to this Agreement as Exhibits B and C. (b) Non-Disparagement. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good-faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The Company agrees that it will not direct, instruct or consent to anyone in their Company capacity to make negative comments or otherwise disparage the Executive, and will specifically instruct its directors and executive officers, respectively, to not make negative comments or otherwise disparage the Executive. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Executive acknowledges that nothing in this Agreement prevents the Executive from discussing or disclosing information (i) about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person. 12. Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below: (a) “Accrued Benefits” means: (i) any accrued but unpaid Base Salary through the date of termination; (ii) any reimbursements owed to the Executive under Section 7(b) of this Agreement; and (iii) all other accrued but unpaid payments, benefits or fringe benefits and

“vested” equity-based awards to which the Executive shall be entitled under the terms of any applicable compensation or benefit arrangement. Notwithstanding anything to the contrary, the Accrued Benefits will be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law; provided that all rights and obligations to the Accrued Benefits shall be subject to state and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies. (b) “Cause” means the Executive’s: (i) theft, material misconduct or falsification of any employment or Company records; (ii) act or omission that has a material detrimental effect on the Company’s reputation or business, other than in the good faith performance of the Executive’s duties to the Company; (iii) indictment or conviction (including any plea of guilty or no contest) for any felony, or for any criminal act that materially impairs the Executive’s ability to perform the Executive’s duties to the Company; (iv) material breach of this Agreement, the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B, the Fair Competition and Proprietary Information Protection Agreement attached to this Agreement as Exhibit C, or any other material agreement between the Executive and the Company; (v) material violation of any material written Company policy that has been provided to the Executive; or (vi) willful failure to perform, or willful misconduct or gross negligence in the performance of, the Executive’s duties to the Company or the Executive’s failure to follow the lawful directives of the Board (other than as a result of death or Disability). In the case of clauses (iv), (v) and (vi), the Company will provide the Executive with written notice detailing the event or circumstance constituting Cause and the Executive will have an opportunity to cure, if susceptible to cure, for a period of thirty (30) days following written notice by the Company, except that such opportunity to cure will not apply if there are habitual or repeated breaches by the Executive. Notwithstanding the foregoing, any action or inaction taken by the Executive based upon the Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause. For the avoidance of doubt, “Cause” does not include any failure to achieve any performance targets, whether relating to the Executive, the Company, or otherwise. (c) “Corporate Transaction” has the meaning set forth in the Company’s 2015 Stock Incentive Plan or 2025 Omnibus Incentive Plan, as may be amended or restated from time to time. (d) “Death/Disability Equity Award Treatment” means (i) full immediate vesting of all outstanding and unvested RSU awards held by the Executive (including any Annual RSU Awards granted pursuant to Section 6(b)); (ii) full accelerated vesting of all outstanding and unvested PRSU awards held by the Executive (including any Annual PRSU Awards granted pursuant to Section 6(c)), and, to the extent the applicable performance condition has not been satisfied, the level of performance achievement of the applicable performance goals will be determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance); and (iii) pro-rated vesting of all outstanding and unvested Option awards held by the Executive (including the Initial Options) based on the number of full or partial calendar months elapsed between the applicable vesting commencement date and the date of such termination, with the vested portion of all outstanding and vested Option awards held by the Executive (including any portion that vests in connection with such termination) remaining exercisable until the earlier of (A) eighteen (18) months following the date of such termination and (B) the applicable expiration date. (e) “Disability” or “Disabled” means the Executive becomes “disabled” or suffers from a “disability” as defined in Section 409A, or in any successor regulation, as determined by the Board in good faith. (f) “Good Reason” means, without the Executive’s prior written consent: (i) a material reduction in the Executive’s Base Salary (other than a reduction pertaining to all similarly situated employees of the Company); (ii) a material diminution in title or material diminution or expansion of the Executive’s duties, authorities or responsibilities inconsistent with the Executive’s position as Chief Executive Officer; (iii) a material breach by the Company or its affiliates of this Agreement or any other material written agreement between the Executive and the Company; (iv) a relocation of the Executive’s principal place of employment outside of the greater Santa Barbara, California area; (v) at any point following the consummation of a Corporate Transaction, travel to one or more locations more than 50 miles from the Executive’s principle place of employment for business purposes more than five (5) business days per calendar month, without the Executive's prior written consent; (vi) any change in the Executive’s reporting structure such that the Executive no longer directly reports to the Board; or (vii) a failure of the Board to approve, and the Company to grant, an Annual RSU Award or Annual PRSU Award in respect of fiscal years 2026, 2027, 2028, 2029 or 2030 in accordance with the terms of Section 6(b) and (c); provided that, “Good Reason” will only exist if the Executive tenders written objection to the Company within sixty (60) days of the initial occurrence of such Good Reason setting forth in reasonable detail the circumstances alleged to give rise to Good Reason, the Company fails to remedy the condition within thirty (30) days after receiving such written objection notice, and the Executive gives notice of resignation from employment within thirty (30) days after the end of such cure period. (g) “Initial Option(s)” means the grant of Options awarded to the Executive in conjunction with his promotion to Chief Executive Officer. (h) “Initial RSUs” means the grant of RSUs awarded to the Executive in conjunction with his promotion to Chief Executive Officer.

(i) “Option” means an option to purchase a Share. (j) “PRSU” means a performance-based restricted stock unit covering a Share that may be settled in cash and/or by issuance of a Share. (k) “PRSU Award Treatment” means (i) to the extent that the performance condition applicable to such PRSU award has not been satisfied, a pro-rated portion of such PRSU award will immediately become vested effective as of immediately prior to such termination, with such pro-rated portion determined based on the number of full or partial calendar months the Executive was employed by the Company during the applicable performance period and a level of performance achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance), or (ii) to the extent that the performance condition applicable to the PRSU award has been satisfied, the portion of such PRSU award that would have vested had the Executive remained employed with the Company for an additional twelve (12) months following the date of such termination will immediately become vested effective as of immediately prior to such termination. (l) “Qualifying Termination Equity Award Treatment” means (i) accelerated vesting of a portion of all outstanding and unvested RSU awards held by the Executive (including the Initial RSUs and any Annual RSU Awards granted pursuant to Section 6(b)) in accordance with the RSU Award Treatment; (ii) accelerated vesting of a portion of all outstanding and unvested PRSU awards held by the Executive (including any Annual PRSU Awards granted pursuant to Section 6(c)) in accordance with the PRSU Award Treatment; and (iii) pro-rated vesting of all outstanding and unvested Option awards held by the Executive (including the Initial Options) based on the number of full or partial calendar months elapsed between the applicable vesting commencement date and the date of such termination, with the vested portion of all outstanding and vested Option awards held by the Executive (including any portion that vests in connection with such termination) remaining exercisable until the earlier of (A) eighteen (18) months following the date of such termination and (B) the applicable expiration date. (m) “RSU” means a time-based restricted stock unit entitling the holder to the value of a Share upon meeting time-based vesting requirements that may be settled in cash and/or by issuance of a Share. (n) “RSU Award Treatment” means (i) if such termination occurs on or prior to January 1, 2031, the portion of such RSU award that would have vested had the Executive remained employed with the Company for an additional twelve (12) months following the date of such termination will immediately become vested effective as of immediately prior to such termination.

(o) “Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated under the Internal Revenue Code. (p) “Share” means a share of Class A Common Stock of the Company. 13. No Assignments. This Agreement is personal to each of the parties. Except as provided below, no party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other party. The Company may assign this Agreement to any successor to all or substantially all of its business or assets. 14. Notice. All communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, or (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service: If to the Executive: At the address (or to the email address) shown in the books and records of the Company. If to the Company: 70 Castilian Drive Santa Barbara, CA 93117 Attention: General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. 15. Interpretation. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. 16. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties shall be enforceable to the fullest extent permitted by applicable law. 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. 18. Arbitration. The Executive and the Company agree that any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Santa Barbara, California in accordance with the JAMS Employment Rules and Procedures then in effect (available at www.jamsadr.com). The decision of the arbitrator will be final and binding upon the parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne by the Company. 19. Governing Law. This Agreement, the rights and obligations of the parties, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions). 20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits attached to this Agreement, sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter of this Agreement, including the Prior Agreement; provided that nothing set forth herein shall limit or restrict the Executive’s rights with respect to indemnification from the Company (including pursuant to that Indemnification Agreement, dated November 19, 2022, between the Company and the Executive) or with respect to any outstanding equity-based incentive award(s). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any inconsistency between the terms of this Agreement and any equity award, the terms of this Agreement shall govern and control.

21. Representations. The Executive represents and warrants to the Company that: (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed under this Agreement; (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, would prevent or impair the Executive from entering into this Agreement or performing the Executive’s duties and obligations under this Agreement; and (c) the Executive has had sufficient opportunity to review this Agreement with legal counsel, and has in fact been represented by legal counsel in negotiating the terms of this Agreement. 22. Tax Matters. (a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. (b) Section 280G Best Pay Provision. If any payment or benefit made under this Agreement constitutes a “parachute payment” under Section 280G of the Internal Revenue Code (26 U.S.C. §280G), such payment shall be reduced to the minimum extent necessary to avoid the imposition of excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code (26 U.S.C. §4999), but only if such reduction results in a greater after-tax benefit to the Executive than receiving the full amount and paying relevant Excise Tax.If a reduction in a payment is required pursuant to the preceding paragraph, the payments shall be reduced to the extent necessary to avoid application of the Excise Tax in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on a multiple of Base Salary or annual bonus, (iii) any other cash amounts payable to the Executive, and (iv) acceleration of vesting of any equity awards. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the Section 280G calculations. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the independent registered public accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date on which the Executive’s right to a payment that may be subject to Section 280G becomes reasonably likely to occur (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. (c) Section 409A Compliance. (i) The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. (ii) To the extent that any payment under this Agreement is treated as “nonqualified deferred compensation” as defined under Section 409A, then a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the first day of the seventh month after the date of such “separation from service” of the Executive and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. (iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Section 409A, then (A) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. (v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. (Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. APPFOLIO, INC. By: /s/ Andreas von Blottnitz Name: Andreas von Blottnitz Title: Chairperson of the Board of Directors EXECUTIVE By: /s/ Shane Trigg Name: Shane Trigg

Exhibit A GENERAL RELEASE I, William Shane Trigg, in consideration of and subject to the performance by AppFolio, Inc. (together with its subsidiaries, the “Company”) of its obligations under that Second Amended and Restated Employment Agreement, dated as of March __, 2026 (the “Agreement”), do hereby release and forever discharge as of the date hereof (x) the Company and all of its present, former and future affiliates, subsidiaries, predecessors, parents, related companies, successors and assigns, (y) all of their respective present, former and future managers, directors, officers, shareholders, employees, agents, direct or indirect owners, consultants and attorneys and (z) and all of their respective heirs, assigns and estate representatives (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement. 1. My employment or service with the Company and its affiliates terminated as of _______, and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that the Severance Benefits represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to the restrictive covenants set forth in the Agreement and Exhibits B and C attached to the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. 2. Except as provided in paragraphs 5 and 6 and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse, my heirs, executors, administrators, agents and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, losses, suits, controversies, actions, causes of action, cross- claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed against the Company or any of the other Released Parties which I, my spouse, or any of my heirs, executors, administrators, agents or assigns, have or may acquire, arising at any time, past or present, through the date that you execute this General Release (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). 3. The released claims described in paragraph 2 include all such claims, whether known or unknown by me. Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” 4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above. 5. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). 6. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any monetary award to which the Executive might become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, I am not waiving (a) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise or (c) my rights as an equity or security holder in the Company or its affiliates. 7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. In the event that I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release. 8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct. 9. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees. 10. Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Section 11 of the Agreement and Exhibits B and C of the Agreement shall survive as applicable therein my execution of this General Release. 12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. 13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Released Party of the Agreement after the date hereof. 14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT: 1. I HAVE READ IT CAREFULLY; 2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED; 3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT; 4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD; 6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; 7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND 8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME. SIGNED: DATED:

Appendix A Sample Annual PRSU Calculations Formulas Base PRSU Shares Value at Target = (Prior Fiscal Year GAAP Operating Income + Interest Income, Net) × 2.5% Granted PRSU Shares Value at Target = Base PRSU Shares × (1 + ((the number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending two years prior to the date of grant - the number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending one year prior to the date of grant)/number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending two years prior to the date of grant) Illustrative Example 2026 PRSU Grant Figures Amount Prior Fiscal Year GAAP Operating Income (12/31/2025) $171,000,000 Prior Fiscal Year Interest Income, Net 8,160,000 Number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending two years prior to the date of grant 36,782,000 Number of Weighted average common shares outstanding, diluted as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending one year prior to the date of grant 36,327,000 Calculation ($171,000,000 + $8,160,000) x 2.5% = $4,479,000 Base PRSU Shares Value at target

$4,479,000 x (1 + ((36,782,000 - 36,327,000)/36,782,000) = $4,534,406 Granted PRSU Shares Value at Target